Exhibit 99.1

Energy Recovery, Inc. Reports Second Quarter 2009 Financial Results

SAN LEANDRO, Calif.--(BUSINESS WIRE)--August 6, 2009--Energy Recovery, Inc. (Nasdaq:ERII), a leader in the design and development of energy recovery devices for desalination, announced today the results of its second quarter ended June 30, 2009. In the second quarter, ERI achieved net revenue of $9.1 million and a net loss of $71,000. The small net loss was in line with the Company’s guidance even though the net revenue was below the guidance range of $10 to $11 million.

“When we look at the total picture of our business over the near term, we continue to see the drivers of desalination growth intact and our competitive positioning improving with new product introductions like the PX-300 device,” said GG Pique, President and CEO of Energy Recovery, Inc. “Continued turmoil in the financial sector has resulted in some delays in expected product shipment dates for several projects and we have adjusted our guidance accordingly. Ultimately, these projects are driven by water scarcity, and we continue to believe these projects will be built.”

ERI provides the following guidance for the third quarter of 2009 and the full year:

	Q3 2009	Fiscal Year 2009

Estimated net revenue	$9.5 to $10.5 million	$50 to $55 million

Estimated net income	$0	$4.5 to $6.5 million

Estimated earnings per diluted share	$0	$0.09 to $0.13

Forward Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements about ERI’s estimated net revenue, net income and earnings per diluted share for the third quarter of 2009 and for the 2009 fiscal year and statements about the growth of the reverse osmosis sector of the desalination industry, status of projects, and our competitive product positioning. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in those forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, delays in, or cancellation of, the construction of desalination plants, the inability of our customers to obtain project financing, delays in governmental approvals, changes in end users’ budgets for desalination plants or the timing of their purchasing decisions, the world economic crisis and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings.

Conference Call to Discuss Second Quarter 2009 Results

The conference call scheduled today at 1:30 p.m. PDT will be in a "listen-only" mode for all participants other than the investment professionals who regularly follow the Company. The toll-free phone number for the call is 877-941-0843 or 480-629-9644 and the access code is 4116683. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 800-406-7325 or 303-590-3030, Access Code: 4116683, until Thursday, August 20, 2009. Investors may also access the live call or the replay over the internet at www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About ERI®

Energy Recovery, Inc. (NASDAQ:ERII) designs and develops energy recovery devices that help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger™ (PX™) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of seawater reverse osmosis systems at up to 98% efficiency. The company is headquartered in the San Francisco Bay Area with offices in key desalination centers worldwide, including Madrid, Shanghai, Florida and the United Arab Emirates. For more information on ERI and PX technology, please visit www.energyrecovery.com.

Unaudited Financial Results

ENERGY RECOVERY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$79,631	$79,287
Restricted cash	2,284	246
Accounts receivable, net of allowance for doubtful accounts of $295 and $59 at June 30, 2009, and December 31, 2008, respectively	8,407	20,615
Unbilled receivables, current	4,629	4,948
Inventories	11,160	8,493
Deferred tax assets, net	1,755	1,755
Prepaid income taxes	1,065	—
Prepaid expenses and other current assets	1,306	984
Total current assets	110,237	116,328
Unbilled receivables, non-current	355	1,929
Restricted cash, non-current	3,461	19
Property and equipment, net	4,399	1,845
Intangible assets, net	308	321
Deferred tax assets, non-current, net	119	119
Other assets, non-current	52	51
Total assets	$118,931	$120,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,838	$2,270
Accrued expenses and other current liabilities	3,587	4,787
Income taxes payable	108	1,657
Accrued warranty reserve	295	270
Deferred revenue	2,643	4,000
Current portion of long-term debt	128	172
Current portion of capital lease obligations	39	37
Total current liabilities	8,638	13,193
Long-term debt	277	385
Capital lease obligations, non-current	7	27
Other non-current liabilities	5	8
Total liabilities	8,927	13,613

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 50,153,944 and 50,015,718 shares issued and outstanding at June 30, 2009, and December 31, 2008, respectively	50	50
Additional paid-in capital	99,841	98,527
Notes receivable from stockholders	(88)	(296)
Accumulated other comprehensive loss	(44)	(44)
Retained earnings	10,245	8,762
Total stockholders’ equity	110,004	106,999
Total liabilities and stockholders’ equity	$118,931	$120,612

ENERGY RECOVERY, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenue	$9,089	$11,961	$21,735	$21,081
Cost of revenue	3,291	3,951	7,864	7,625
Gross profit	5,798	8,010	13,871	13,456
Operating expenses:
General and administrative	3,508	2,854	6,662	5,515
Sales and marketing	1,651	1,453	3,161	2,796
Research and development	826	536	1,630	1,045
Total operating expenses	5,985	4,843	11,453	9,356
Income (loss) from operations	(187)	3,167	2,418	4,100
Other income (expense):
Interest expense	(10)	(24)	(24)	(45)
Interest and other income (expense), net	117	(23)	29	624
Income (loss) before provision for income taxes	(80)	3,120	2,423	4,679
Provision for income taxes	(9)	1,291	940	1,903
Net income (loss)	$(71)	$1,829	$1,483	$2,776
Earnings per share:
Basic	$(0.00)	$0.05	$0.03	$0.07
Diluted	$(0.00)	$0.04	$0.03	$0.07
Number of shares used in per share calculations:
Basic	50,146	39,827	50,099	39,816
Diluted	50,146	42,284	52,629	42,240

CONTACT:
Energy Recovery, Inc.
Tom Willardson, 510-483-7370
Chief Financial Officer